FORM OF OFFICER (NON-EXECUTIVE DIRECT REPORT TO CEO) )
CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”), effective as of ________________ (the “Effective Date”), is made by and between FARMER BROS. CO., a Delaware corporation (the “Company”), and __________________________________ (the “Employee”).

WHEREAS, the Company considers it essential to foster the continued employment of well qualified, senior management-level personnel; and

WHEREAS, the Company has determined that appropriate steps should be taken to foster such continued employment by setting forth the benefits and compensation to be awarded to such personnel in the event of a voluntary or involuntary termination within the meaning of this Agreement; and

WHEREAS, the Company further recognizes that the possibility of a Change in Control of the Company exists and that such possibility, and the uncertainty and questions that it may raise among management-level personnel, may result in the departure or distraction of management-level personnel to the detriment of the Company; and

WHEREAS, the Company has further determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of members of the Company’s management-level personnel, including the Employee, to their assigned duties without distraction in the face of potentially disturbing circumstances arising from the possibility of a Change in Control;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Company and the Employee hereby agree as follows:

1.    Term of Agreement. The term of this Agreement shall commence as of the date hereof and expire on the close of business on December 31, ____; provided, however, that (i) commencing on January 1, _____ and each January 1 thereafter, the term of this Agreement will automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company (provided no Change in Control has occurred and no Threatened Change in Control is pending) or the Employee shall have given notice that it or the Employee, as the case may be, does not wish to have the Term extended; (ii) if the Employee ceases for any reason to be an employee of the Company prior to a Change in Control and while a Threatened Change in Control is not pending, thereupon without further action the Term shall be deemed to have expired and this Agreement will immediately terminate and be of no further effect.

2.    Definitions

(a)    “Base Salary” shall mean the Employee’s salary, which excludes Bonuses, at the rate in effect when an event triggering benefits under Section 3 of this Agreement occurs.

(b)    “Beneficial Owner” or “Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the Exchange Act.

(c)    “Board” or “Board of Directors” shall mean the Board of Directors of Farmer Bros. Co., or its successor.

(d)    “Bonus(es)” shall mean current cash compensation over and above Base Salary whether awarded under the Company’s Incentive Compensation Plan or otherwise awarded.

(e)    “Cause” shall mean:

(i)    commission of, or plea of guilty or nolo contendere by, the Employee for committing a felony under federal law or the law of the state in which such action occurred;

(ii) willful or material neglect of the Employee’s employment duties or a material breach of any written agreement between the Company and the Employee;

(iii) the Employee’s dishonesty, fraud, malfeasance, or gross negligence, in any case, in connection with the performance of the Employee’s duties to the Company;

(iv) the Employee’s willful or material misconduct with respect to business affairs of the Company or any subsidiary of the Company; or

(v) a material violation of the Company’s ethics and compliance program or other material policies.

Notwithstanding the foregoing, following a Change in Control, or while a Threatened Change in Control is pending, any determination as to whether “Cause” exists shall be subject to de novo review.

(f)    “Change in Control” shall mean:

(i)    An acquisition by any Person (as such term is defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereof) of Beneficial Ownership of the Shares then outstanding (the “Company Shares Outstanding”) or the voting securities of the Company then outstanding entitled to vote generally in the election of directors (the “Company Voting Securities Outstanding”), if such acquisition of Beneficial Ownership results in the Person beneficially owning (within the meaning of Rule 13d-3 promulgated under the Exchange Act) fifty percent (50%) or more of the Company Shares Outstanding or fifty percent (50%) or more of the combined voting power of the Company Voting Securities Outstanding; excluding, however, any such acquisition by a trustee or other fiduciary holding such Shares under one or more employee benefit plans maintained by the Company or any of its subsidiaries; or

(ii)    The approval of the stockholders of the Company of a reorganization, merger, consolidation, complete liquidation, or dissolution of the Company, the sale or disposition of all or substantially all of the assets of the Company or any similar corporate transaction (in each case referred to in this Section 2(f) as a “Corporate Transaction”), other than a Corporate Transaction that would result in the outstanding common stock of the Company immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into common stock of the surviving entity or a parent or affiliate thereof) at least fifty percent (50%) of the outstanding common stock of the Company or such surviving entity or parent or affiliate thereof immediately after such Corporate Transaction; provided, however, if the consummation of such Corporate Transaction is subject, at the time of such approval by stockholders, to the consent of any government or governmental agency, the Change in Control shall not occur until the obtaining of such consent (either explicitly or implicitly); or

(iii)    A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 2(f) that any individual who becomes a member of the Board subsequent to the Effective Date whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, including any successor to such Rule), or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, shall not be so considered as a member of the Incumbent Board

(g)    “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

(h)    “Disability” shall mean the Employee’s inability as a result of physical or mental incapacity to substantially perform his/her duties for the Company on a full-time basis for a period of six (6) months.

(i)    “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

(j)    “Involuntary Termination” shall mean a termination of the Employee’s employment by the Company that occurs for reasons other than for Cause, Disability or death.

(k)    “Threatened Change in Control” shall mean any bona fide pending tender offer for any class of the Company’s outstanding Shares, or any pending bona fide offer to acquire the Company by merger or consolidation, or any other pending action or plan to effect, or which would lead to, a Change in Control of the Company as determined by the Incumbent Board. A Threatened Change in Control Period shall commence on the first day the actions described in the preceding sentence become manifest and shall end when such actions are abandoned or the Change in Control occurs.

(l)    “Shares” shall mean the shares of common stock of the Company.

(m)    “Resignation for Good Reason” shall mean a termination of the Employee’s employment by the Employee due to:

(i)    a material reduction of the Employee’s responsibilities, duties or authority;

(ii)    a material reduction in the Employee’s Base Salary; or

(iii)    a Company-required material relocation of the Employee’s principal place of employment;

provided, however, that any such condition shall not constitute “Good Reason” unless both (x) the Employee provides written notice to the Company describing the condition claimed to constitute Good Reason in reasonable detail within ninety (90) days of the initial existence of such condition, and (y) the Company fails to remedy such condition within thirty (30) days of receiving such written notice thereof; and provided, further, that in all events the termination of the Employee’s employment with the Company shall not be treated as a termination for “Good Reason” unless such termination occurs not more than one (1) year following the initial existence of the condition claimed to constitute “Good Reason.

3.    Events That Trigger Benefits Under This Agreement. The Employee shall be eligible for the compensation and benefits described in Section 4 of this Agreement as follows:

(a)    A Change in Control occurs and Employee’s employment is Involuntarily Terminated or terminated by Resignation for Good Reason within twenty-four (24) months following the occurrence of the Change in Control; or

(b)    A Threatened Change in Control occurs and the Employee’s employment is Involuntarily Terminated or terminated by Resignation for Good Reason during the Threatened Change in Control Period.

4.    Benefits Upon Termination. If the Employee becomes eligible for benefits under Section 3 above, subject to the Employee’s timely execution and return to the Company of an effective general release of claims substantially in the form attached hereto as Exhibit A (the “Release”), the Company shall pay or provide to the Employee the following compensation and benefits:

(a)    Salary. The Employee will receive as severance an amount equal to his/her Base Salary at the rate in effect on the date of termination for a period of twelve (12) months, such payment to be made in installments in accordance with the Company’s standard payroll practices, such installments to commence, subject to Section 9(i)(ii), on the first payroll date following the date on which the Release is effective and is no longer subject to revocation), with the first such installment payment to include any amounts otherwise payable between the Employee’s date of termination and such first installment payment; provided, that, if the period in which the Release can become effective and irrevocable spans more than one taxable year, then such payments will not commence until the later taxable year (and any amounts otherwise payable prior to such later taxable year shall be paid together in a lump sum, with the first payment occurring in such later taxable year). The Employee shall also receive a payment equal to one hundred percent (100%) of the Employee’s target Bonus for the fiscal year in which the date of termination occurs (or, if no target Bonus has been assigned to the Employee as of the date of termination, the average Bonus paid by the Company to the Employee for the last three (3) completed fiscal years or for the number of completed fiscal years that Employee has been in the employ of the Company if fewer than three, prior to the termination date), such payment to be made, subject to Section 9(i)(ii), in a lump sum prior to the later of thirty (30) days after the end of the Company’s fiscal year in which the Employee’s date of termination occurs or the sixty (60) days following the Employee’s date of termination. As used herein, a “Separation from Service” occurs when the Employee dies, retires, or otherwise has a termination of employment with the Company that constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h)(1), without regard to the optional alternative definitions available thereunder.

(b)    Health, Dental, and Life Insurance Coverage. The health, dental, and life insurance benefits coverage provided to the Employee at his/her date of termination shall be continued by the Company during the twelve (12) month period following the Employee’s date of termination unless the Employee commences employment prior to the end of the twelve (12) month period and qualifies for company-provided insurance benefits with the Employee’s new employer, in which case, such insurance coverages shall end on the date of qualification.  The Employee shall inform the Company promptly of his/her qualification for any of such insurance coverages.  The Company shall provide for such insurance coverages at its expense at the same level, at the same pre-tax cost to the Employee, and in the same manner as if the Employee’s employment had not terminated (subject to the customary changes in such coverages if the Employee retires under a Company retirement plan, reaches age 65, or similar events and subject to Employee’s right to make any changes in such coverages that an active employee is permitted to make). Any additional coverages the Employee had at termination, including dependent coverage, will also be continued for such period on the same terms, to the extent permitted by the applicable policies or contracts. Any pre-tax costs the Employee was paying for such coverages at the time of termination shall be paid by the Employee by separate check payable to the Company each month in advance. To the extent that such continuation coverage would adversely affect the tax status of the plan pursuant to which such continuation coverage is provided, or result in taxability of benefits paid thereunder or penalty taxes to the Employee pursuant to Section 409A of the Code or otherwise, the cost of such coverage shall be reported by the Company as taxable income to the Employee. The COBRA healthcare continuation coverage period under Section 4980B of the Code shall run concurrently with the continuation coverage period specified herein. If the Employee is covered by a split-dollar or similar life insurance program at the date of termination, he shall have the option in his/her sole discretion to have such policy transferred to him upon termination, provided that the Company is paid for its interest in the policy upon such transfer.

(c)    Outplacement Services. The Company shall provide the Employee with outplacement services by a firm selected by the Employee, at the expense of the Company, in an amount up to $15,000. The outplacement expenses must be incurred by the Employee no later than the December 31 of the second calendar year following the calendar year in which Employee’s termination occurs and must be paid by the Company no later than the last day of the third fiscal year following the fiscal year in which Employee’s termination occurs.

(e)    No Mitigation Obligation. The Company hereby acknowledges that it will be difficult and may be impossible for the Employee to find reasonably comparable employment following termination of Employee’s employment by the Company and that the non-solicitation covenant contained in Section 6 may further limit the employment opportunities for the Employee.  Accordingly, the payment of the compensation and benefits by the Company to the Employee in accordance with the terms of this Agreement is hereby acknowledged by the Company to be reasonable, and the Employee will not be required to mitigate the amount of any payment provided for this Agreement by seeking other employment or otherwise, nor will any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Employee hereunder or otherwise, except as expressly provided in the first sentence of Section 4(c).

5.    Parachute Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the compensation and benefits provided for in this Agreement to Employee together with all other payments and the value of any benefit received or to be received by Employee:

(a)    constitute “parachute payments” within the meaning of Section 280G of the Code, and

(b)    but for this Section, would be subject to the excise tax imposed by Section 4999 of the Code, the Employee’s compensation and benefits pursuant to the terms of this Agreement shall be payable either:

(i)    in full, or

(ii)    in such lesser amount which would result in no portion of such compensation and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts,

taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Employee on an after-tax basis, of the greatest amount of compensation and benefits under this Agreement, notwithstanding that all or some portion of such compensation and benefits may be subject to the excise tax imposed under Section 4999 of the Code.  Unless the Company and Employee otherwise agree in writing, any determination required under this Section 5 shall be made in writing by the Company’s independent public accountants serving immediately before the Change in Control (the “Accountants”), whose determination shall be conclusive and binding upon Employee and the Company for all purposes.  For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable good faith interpretations concerning the applications of Section 280G and 4999 of the Code.  The Company shall cause the Accountants to provide detailed supporting calculations of its determination to Employee and the Company.  Employee and the Company shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5.

6.    Obligation Not to Solicit

(a)    Employee hereby agrees that while Employee is receiving compensation and benefits under this Agreement, Employee shall not in any manner attempt to induce or assist others to attempt to induce any officer, employee, customer or client of the Company to terminate its association with the Company, nor do anything directly or indirectly to interfere with the relationship between the Company and any such persons or concerns.

(b)    In the event that the Employee engages in any activity in violation of Section 6(a), all compensation and benefits described in Section 4 shall immediately cease.

7.    Confidentiality. The terms of this Agreement are to be of the highest confidentiality. In order to insure and maintain such confidentiality, it is agreed that neither party, including all persons and entities under a party’s control, shall, directly or indirectly, publicize or disclose to third persons the terms of this Agreement or the substance of negotiations with respect to it; provided, however, that nothing herein shall be construed to prevent disclosures which are reasonably necessary to enforce the terms of this Agreement or which are otherwise required by law to be made to governmental agencies or others; moreover, nothing herein shall be construed to prevent the parties hereto, or their attorneys, from making such disclosures for legitimate business purposes to their respective insurers, financial institutions, accountants and attorneys or, in the case of a corporation, limited liability company or partnership, to its respective officers, directors, employees, managers, members and agents or any of its respective subsidiaries, group or divisions, provided that each such recipient of such disclosures agrees to be bound by the requirements concerning disclosure of confidential information as set forth in this Paragraph 7. For the avoidance of doubt, nothing herein will be construed to prohibit the Employee from filing a charge with, reporting possible violations to, or participating or cooperating with any governmental agency or entity, including but not limited to the Equal Employment Opportunity Commission, the Department of Justice, the Securities and Exchange Commission, Congress, or any agency Inspector General, or making other disclosures that are protected under the whistleblower, anti-discrimination, or anti-retaliation provisions of federal, state or local law or regulation; provided, however, that the Employee may not disclose information of the Company or any of its affiliates that is protected by the attorney-client privilege, except as otherwise required by law. The Employee does not need the prior authorization of the Company to make any such reports or disclosures, and the Employee is not required to notify the Company that he has made such reports or disclosures.

8.    Settlement of Disputes; Arbitration

(a)    All disputes arising under or in connection with this Agreement (including disputes over enforceability, interpretation, construction and breach of this Agreement), shall be submitted to binding arbitration in Tarrant County, Texas before an arbitrator selected by mutual agreement of the parties.  If the parties are unable to agree mutually on an arbitrator within thirty (30) days after a written demand for arbitration is made, the matter shall be submitted to the American Arbitration Association (“AAA”) or successor organization for binding arbitration in Tarrant County, Texas by a single arbitrator who shall be a lawyer licensed to practice law in the state of Texas and Board Certified by the Texas Board of Legal Specialization in labor and employment law. The arbitrator shall be selected by AAA in an impartial manner determined by its rules.  Except as may be otherwise provided herein, the arbitration shall be conducted under the Federal Arbitration Act and pursuant to the AAA’s Rules for the Resolution of Employment Disputes. The arbitration hearing shall be commenced within ninety (90) days of the appointment of the arbitrator, and a decision shall be rendered by the arbitrator within thirty (30) days of the conclusion of the hearing.  The arbitrator shall award costs of the proceeding, including reasonable attorneys’ fees, to the party or parties determined to have substantially prevailed, but such award for attorneys’ fees shall not exceed One Hundred Thousand Dollars ($100,000).  Judgment on the award can be entered in a court of competent jurisdiction.

(b)    The foregoing notwithstanding, if the amount in controversy exceeds $200,000, exclusive of attorneys’ fees and costs, the matter shall be litigated in the court located in federal or state district courts located in Tarrant County, Texas as a regular civil action sitting without a jury (a jury being waived by all parties hereto). The prevailing party shall be entitled to receive its reasonable attorneys’ fees and costs from the other party, but such award for attorneys’ fees shall not exceed One Hundred Thousand Dollars ($100,000).

9.    Miscellaneous

(a)    Notices. Any notice or other communication required or permitted under this Agreement shall be effective only if it is in writing and shall be deemed to have been duly given when delivered personally or seven days after mailing if mailed first class by registered or certified mail, postage prepaid, addressed as follows:

If to the Company:    Farmer Bros. Co
1912 Farmer Brothers Drive
Northlake, TX 76262
Attn: General Counsel

If to the Employee:    _________________________
_________________________
_________________________

or to such other address as any party may designate by notice to the others.

(b)    Assignment. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective executors, administrators, heirs, personal representatives, and successors, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party thereto, or by any beneficiary or any other person, nor be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy, or other legal process of any kind against the Employee, his/her beneficiary or any other person. Notwithstanding the foregoing, any person or business entity succeeding to substantially all of the business of the Company by purchase, merger, consolidation, sale of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement and the Company shall cause the assumption of this Agreement by such successor. If Employee shall die while any amount would still be payable to Employee hereunder (other than amounts that, by their terms, terminate upon the death of Employee) if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of Employee’s estate.

(c)    No Obligation to Fund. The agreement of the Company (or its successor) to make payments to the Employee hereunder shall represent solely the unsecured obligation of the Company (and its successor), except to the extent the Company (or its successors) in its sole discretion elects in whole or in part to fund its obligations under this Agreement pursuant to a trust arrangement or otherwise.

(d)    Applicable Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Texas, without giving effect to conflict of law principles.

(e)    Amendment. This Agreement may only be amended by a written instrument signed by the parties hereto, which makes specific reference to this Agreement.

(f)    Severability. If any provision of this Agreement shall be held invalid or unenforceable by any court of competent jurisdiction, such holding shall not invalidate or render unenforceable any other provisions hereof.

(g)    Withholding. The Company shall have the right to withhold any and all local, state and federal taxes which may be withheld in accordance with applicable law.

(h)    Employment Rights; Entire Agreement. Nothing expressed or implied in this Agreement will create any right or duty on the part of the Company or the Employee to have the Employee remain in the employment of the Company or any Subsidiary prior to or following any Change in Control.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral, with respect to the subject matter hereof. In furtherance, and not in limitation, of the foregoing, the Employee hereby agrees that in consideration for the payments and benefits to be received under this Agreement, the Employee waives any and all rights to any payments or benefits under any plans, programs, contracts or arrangements of the Company or its affiliates that provide for severance or termination payments or benefits upon a termination of employment.

(i)    Section 409A

(i)    It is intended that any amounts payable under this Agreement shall either be exempt from or comply with Section 409A of the Code (including the Treasury regulations and other published guidance relating thereto) (“Code Section 409A”) so as not to subject the Employee to payment of any additional tax, penalty or interest imposed under Code Section 409A. The provisions of this Agreement shall be construed and interpreted to avoid the imputation of any such additional tax, penalty or interest under Code Section 409A yet preserve (to the nearest extent reasonably possible) the intended benefit payable to the Employee.

(ii)    Notwithstanding any provision of this Agreement to the contrary, with respect to any payment or benefit pursuant to Section 4 that constitutes nonqualified deferred compensation subject to Code Section 409A, if the Employee is a “specified employee” within the meaning of Treasury Regulation Section 1.409A-1(i) as of the date of the Employee’s Separation from Service, the Employee shall not be entitled to any such payment or benefit until the earlier of (i) the date which is six (6) months after the Employee’s Separation from Service for any reason other than death, or (ii) the date of the Employee’s death. Any amounts otherwise payable to the Employee upon or in the six (6) month period following the Employee’s Separation from Service that are not so paid by reason of this Section 9(i)(ii) shall be paid (without interest) as soon as practicable (and in all events within thirty (30) days) after the date that is six (6) months after the Employee’s Separation from Service (or, if earlier, as soon as practicable, and in all events within thirty (30) days, after the date of the Employee’s death). The provisions of this Section 9(i)(ii) shall only apply if, and to the extent, required to avoid the imputation of any tax, penalty or interest pursuant to Code Section 409A.

(iii)    To the extent that any benefits or reimbursements pursuant to Section 4(b) or Section 4(c) are taxable to the Employee, any reimbursement payment due to the Employee pursuant to any such provision shall be paid to the Employee on or before the last day of the Employee’s taxable year following the taxable year in which the related expense was incurred. The benefits and reimbursements pursuant to such provisions are not subject to liquidation or exchange for another benefit and the amount of such benefits and reimbursements that the Employee receives in one taxable year shall not affect the amount of such benefits or reimbursements that the Employee receives in any other taxable year.

[SIGNATURES FOLLOW]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers and the Employee has hereunder set his/her hand, as of the date first above written.

Company:                    FARMER BROS. CO.,
a Delaware corporation

By:

Employee:

SCHEDULE OF OFFICERS

Ronald J. Friedman
Jerry Michael Walsh
Jennifer H. Brown
Dawn Garrison
Nathalie Oetzel